Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HARBINGER GROUP INC.

The undersigned, for purposes of incorporating a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I — NAME

The name of the corporation is Harbinger Group Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV — CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 510,000,000 shares consisting of 500,000,000 shares of common stock, par value $.01 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).

(b) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

ARTICLE V — BOARD OF DIRECTORS

(a) Number of Directors and Newly Created Directorships.

(i) Subject to any special rights of the holders of any class or series of stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by the Board of Directors in the manner provided in this Certificate of Incorporation and the Bylaws of the Corporation (the “Bylaws”).

(ii) If the number of directors is changed, any increase or decrease shall be apportioned by resolution of the Board of Directors among the classes so as to maintain a number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. To the extent reasonably possible, consistent with the foregoing, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the members of the Incumbent Board (as defined below) then in office, although less than a quorum. The “Incumbent Board” shall mean those directors listed in Article VI(b) of this Certificate of Incorporation, provided that (A) any person becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or (B) any person appointed by the Incumbent Board to fill a vacancy, shall also be considered a member of the Incumbent Board.

(b) Classified Board of Directors. Subject to any special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class III directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class I directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class II directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

(c) Removal of Directors.

(i) Subject to any special rights of the holders of any class or series of stock to elect directors, neither the Board of Directors nor any individual director may be removed without cause.

(ii) Subject to any limitation imposed by law and any special rights of the holders of any class or series of stock to elect directors, any director may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

(d) Vacancies. Subject to the rights of the holders of any series or class of stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the vote of a majority of the members of the Incumbent Board then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Subject to any special rights of the holders of any series or class of stock to elect directors and except as otherwise provided by law, in the event of a vacancy in the Board of Directors, the remaining directors may exercise the powers of the full Board of Directors until the vacancy is filled. Any director elected in accordance with this section shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

ARTICLE VI — INCORPORATOR; INITIAL BOARD OF DIRECTORS

(a) Incorporator. The name and mailing address of the incorporator of the Corporation is Tracy A. Romano, c/o Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022.

(b) Initial Board of Directors. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the initial Board of Directors shall be as follows:

Name and Class	Address

Lap Wai Chan – Class I	171 E. 64th Street
New York, NY 10065
Lawrence M. Clark, Jr. – Class I	c/o Harbinger Capital Partners, LLC,
450 Park Avenue, 30th Floor,
New York, NY, 10022
Peter A. Jenson – Class I	c/o Harbinger Capital Partners, LLC,
450 Park Avenue, 30th Floor,
New York, NY, 10022
Philip A. Falcone – Class II	c/o Harbinger Capital Partners, LLC,
450 Park Avenue, 30th Floor,
New York, NY, 10022
Keith Hladek – Class II	c/o Harbinger Capital Partners, LLC,
450 Park Avenue, 30th Floor,
New York, NY, 10022
Robert V. Leffler, Jr. – Class III	2607 N. Charles Street
Baltimore, MD 21218
Thomas Hudgins – Class III	4700 North Ocean Blvd.
Myrtle Beach, SC 29577

ARTICLE VII — LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND

ADVANCEMENT OF EXPENSES

(a) Limitation of Director Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof, as the same may be amended or supplemented. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b) Indemnification. The Corporation shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(c) Effect of Amendment. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VII, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII — MEETINGS OF STOCKHOLDERS

(a) Annual Meetings of Stockholders. The annual meeting of stockholders shall be held in accordance with the procedures set forth in the Bylaws.

(b) Special Meetings of Stockholders. Special Meetings of Stockholders may be called in accordance with the procedures set forth in the Bylaws.

ARTICLE IX — BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

(a) The Corporation elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding any other provision(s) of this Article IX, the Corporation shall not engage in any Business Combination (as defined below) with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) Prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;

(ii) Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) At or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by the Interested Stockholder.

(c) The restrictions contained in Article IX shall not apply if:

(i) The Corporation does not have a class of Voting Stock that is: (A) listed on a national securities exchange; or (B) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which an individual, corporation, partnership, unincorporated association or other entity (a “Person”) becomes an Interested Stockholder;

(ii) A stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership;

(iii) The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which,

(A) Constitutes one of the transactions described in the second sentence of this paragraph;

(B) Is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors or during the period described in paragraph (iv) of this subsection (c); and

(C) Is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to

(1) A merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required);

(2) A sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation; or

(3) A proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation.

The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (1) or (3) of this paragraph; or

(iv) The Business Combination is with an Interested Stockholder who became an Interested Stockholder at a time when the restrictions contained in this section did not apply by reason of paragraph (i) of this subsection (c).

(d) As used in this Article IX only, the term:

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls (as defined below), or is controlled by, or is under common control with, another Person.

(ii) “Associate,” when used to indicate a relationship with any Person, means: (A) Any other Person of which such Person is a director, officer or partner or is, directly or indirectly, the Owner (as defined below) of 20% or more of any class of Voting Stock; (B) Any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) Any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(iii) “Business Combination,” when used in reference to any corporation and any Interested Stockholder of such corporation, means:

(A) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder, or with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Article IX(b) is not applicable to the surviving Person;

(B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(C) Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of such corporation subsequent to the time the Interested Stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of said Stock; or (5) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subparagraph shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(D) Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(E) Any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this section) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting Stock of any other Person shall be presumed to have control of such Person, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such Person.

(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is the Owner of 15% or more of the outstanding Voting Stock of the Corporation, or is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person, provided, however, that the term “Interested Stockholder” shall not include;

(A) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of paragraph (ix) of this subsection but shall not include any other unissued Stock of such Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise; and

(B) any Person that would have been deemed to be an Interested Stockholder of Zapata Corporation, a Nevada corporation (“Zapata Nevada”), immediately prior to the consummation of the merger contemplated by the Agreement and Plan of Merger between Zapata Nevada and the Corporation if the terms and conditions of this Article IX had been included in the articles of incorporation of Zapata Nevada. For avoidance of doubt, the following Persons and their Affiliates are not Interested Stockholders: any Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, Harbinger Holdings, LLC and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone.

(vi) “Stock” means, with respect to any corporation, capital stock and, with respect to any other Person, any equity interest.

(vii) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any Person that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such Person. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(viii) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates:

(A) Beneficially owns such Stock, directly or indirectly; or

(B) Has (i) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (ii) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(C) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subparagraph (B) of this paragraph), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock.

ARTICLE X — CORPORATE OPPORTUNITIES

(a) Certain Acknowledgements. In recognition and anticipation that (i) a director of the Corporation (each, an “Overlap Person”) may now serve and may in the future serve as a director, officer, partner, manager, representative, agent or employee of one or more Other Entities (as defined below), (ii) an Overlap Person may be presented with opportunities whether in his or her capacity as a director, officer, partner, manager, representative, agent or employee of the Corporation, one or more Other Entities or otherwise, (iii) the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by an Other Entity, (iv) from time to time, the Corporation or its subsidiaries may be interested, or potentially interested, in the same or similar business opportunities as an Other Entity, (v) the Corporation will derive substantial benefits from the service of the Overlap Persons as directors of the Corporation and its subsidiaries, and (vi) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Overlap Person, be determined and delineated as provided in this Article X in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein. The provisions of this Article X will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its directors who are Overlap Persons in connection with any Potential Business Opportunities. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article X.

(b) As used in this Article X, the term or terms:

(i) “directors,” “officers,” “employees” and “agents” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a non-corporate Person.

(ii) “Disqualified Opportunity” means a Potential Business Opportunity that meets any of the following criteria: (A) the acquisition of an equity interest in a Person that does not entitle the Corporation to elect a majority of the members of the board of directors, general partner, managing member or similar governing body of such Person, (B) the extension of credit to any Person, or the acquisition of any interest or participation in any debt, (C) the acquisition of debt, equity or other interests in a Person or business that is reasonably believed by an Other Entity or an Overlap Person to be distressed or insolvent or to be in default with respect to any debt, (D) the extension of credit to, or the acquisition of debt or equity or other interests or assets in, a Person or business that is in a bankruptcy or insolvency proceeding, including, but not limited to, providing debtor-in-possession financing or the purchase of interests in a Person, assets or business in connection with a bankruptcy or insolvency proceeding or reorganization or liquidation relating to or arising from a bankruptcy or insolvency proceeding, (E) an acquisition of assets that does not constitute a whole company, operating division of a Person or line of business, or (F) investments in any other industry in which the Corporation is not then engaged and that the Board of Directors designates from time to time as being a Disqualified Opportunity.

(iii) “Other Entity” means any Person (other than the Corporation and any Person that is controlled by the Corporation) for which an Overlap Person serves as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee, including, but not limited to, any Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, Harbinger Holdings, LLC and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone.

(iv) “Potential Business Opportunity” means a potential transaction or matter (and any such actual or potential business opportunity) that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for the provisions of this Article X, have an interest or expectancy.

(v) “Restricted Potential Business Opportunity” means a Potential Business Opportunity that satisfies all of the following conditions: (A) such Potential Business Opportunity was expressly presented or offered to the Overlap Person solely in his or her capacity as a director or officer of the Corporation; (B) the Corporation possessed, or would reasonably be expected to be able to possess, the resources, including cash, necessary to exploit such Potential Business Opportunity; (C) such Potential Business Opportunity relates exclusively to the business of the Corporation as the business of the Corporation at such time is determined by the Board of Directors from time to time in good faith; and (D) such Potential Business Opportunity does not constitute a Disqualified Opportunity.

(c) Duties of Directors Regarding Potential Business Opportunities; Renunciation of Interest in Potential Business Opportunities. If a director of the Corporation who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a Potential Business Opportunity: (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iii) if a director who is an Overlap Person refers a Potential

Business Opportunity to an Other Entity then, as between the Corporation and such Other Entity, the Corporation shall not have any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity. The Corporation hereby renounces, to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is a Disqualified Opportunity or that is not a Restricted Potential Business Opportunity. In the event the Board of Directors declines to pursue a Restricted Potential Business Opportunity, any Overlap Person shall be free to refer such Restricted Potential Business Opportunity to an Other Entity.

(d) Certain Agreements and Transactions Permitted. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its subsidiaries, on the one hand, and any Other Entity, on the other hand, shall be void or voidable or be considered unfair to the Corporation or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers, partners, managers, representative, agents or employees of an Other Entity were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Corporation, or the Board of Directors, or committee thereof, of any subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may, from time to time, enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, an Other Entity or any subsidiary thereof, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person thereof shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) to refrain from acting on behalf of the Corporation or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and shall be deemed (i) not to have breached his or her duties of loyalty to the Corporation or to any of its subsidiaries or to any stockholder of the Corporation or any of its subsidiaries, and (ii) not to have derived an improper personal benefit therefrom.

(e) Amendment of Article X. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article X, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, will have any effect upon: (i) any agreement between the Corporation or a subsidiary thereof and any Other Entity thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Corporation or a subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE XI — AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted, from time to time, by applicable law, no provision of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

(b) Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the Bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the By-laws, the affirmative vote of the holders of majority of the Corporation’s outstanding voting stock shall be required to make, alter amend or repeal the Bylaws of the Corporation.

(c) Amendments to Article IX.

(i) Any amendments to Article IX, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, shall not be effective until 12 months after the adoption of such amendment and shall not apply to any Business Combination, as defined in Article IX, between the Corporation and any Person who became an Interested Stockholder, as defined in Article IX, of the Corporation on or prior to such adoption; and

(ii) Any amendments to Article IX, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, shall not apply to restrict a Business Combination between the Corporation and an Interested Stockholder of the Corporation if the Interested Stockholder became such prior to the effective date of the amendment.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation this 3rd day of November, 2009.

/s/ Tracy Romano

Incorporator